Exhibit 10.34

OLYMPIC STEEL, INC.

OLYMPIC STEEL, INC. 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT (RSU) AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is entered into as of the 30th day of December, 2011 (the “Effective Date”), by and between Olympic Steel, Inc., an Ohio corporation (the “Company”), and                              (the “Grantee”).

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) administers the Olympic Steel, Inc. 2007 Omnibus Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Compensation Committee desires to provide the Grantee with Restricted Stock Units under the Plan upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Company and the Grantee agree as follows:

1. Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the Plan.

2. Grant of Restricted Stock Units. As of the Effective Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement                                  Restricted Stock Units (“RSUs”). The RSUs give the Grantee the right to receive one (1) Common Share for each RSU subject to the satisfaction of the vesting requirements set forth in this Agreement. The RSUs are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any heirs, successors and assigns.

3. Restrictions on RSUs. The Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the RSUs or pledge RSUs as collateral for a loan. In addition, the RSUs will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate.

4. Vested Interest. If the Grantee continues to be an employee of the Company or its Subsidiaries or Affiliates in the same position or a higher position from the Effective Date until January 1, 2017 (the “Restriction Period”), his or her Vested interest will be 100%. If the Grantee does not continue to be an employee of the Company or its Subsidiaries or Affiliates in the same position or higher until January 1, 2017, his or her Vested interest will be 0% and he or she will immediately forfeit the RSUs. The issuance of Common Shares underlying the Vested interest will be made in accordance with Section 7 of this Agreement.

5. Termination of Employment

a. Death, Disability and Retirement. Notwithstanding the vesting provisions in Section 4 above, if prior to January 1, 2017, the Grantee dies, or the Grantee has a termination of employment with the Company and its Subsidiaries and Affiliates (that, together with the Company, would be treated as a single employer for purposes of Section 414(b) or (c) of the Code (“Subsidiaries and Affiliates”)) as a result of a Disability or Retirement, the Grantee’s (or his or her beneficiary or beneficiaries) Vested interest in the Common Shares will immediately become 100%.

The Compensation Committee shall determine in its sole and exclusive discretion whether the Grantee’s employment with the Company and its Subsidiaries and Affiliates has terminated because of his or her Disability. The issuance of Common Shares, if any, for the pro-rated award shall be in accordance with Section 7 of this Agreement.

b. Reasons Other Than Death, Disability or Retirement. If the Compensation Committee determines in its sole and exclusive discretion that the Grantee’s employment with the Company, its Subsidiaries and Affiliates has terminated prior to the end of the Restriction Period for reasons other than those described in subsection a. above, the Grantee will forfeit his or her RSUs and any right to receive Common Shares under this Agreement and the Grantee will have no further interests under this Agreement.

6. Change in Control. Notwithstanding the vesting provisions in Section 4 above, if a Change in Control which satisfies both a Change in Control as defined in the Plan and a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) has occurred prior to January 1, 2017, then (a) the Grantee’s Vested interest in the Common Shares will immediately become 100% and (b) the appropriate amount of Common Shares, or if the Grantee so elects, cash equal to the value of such Common Shares underlying the Vested interest on the date of the Change in Control, shall be issued or paid to the Grantee not later than 30 days after the date of the Change in Control. In the event there is a Change in Control which does not satisfy a change in control event as defined in Treas. Reg. § 1.409A-3(i)(5), then this Section 6 shall not have any force or effect and the other Sections of this Agreement will control.

7. Issuance of Common Shares. Subject to Sections 5 and 6 of this Agreement, the Company will deliver to the Grantee (or his or her Beneficiary or Beneficiaries) the Common Shares subject to the RSUs to which the Grantee is entitled free and clear of any restrictions (except any applicable securities law restrictions) as follows:

a.	Retirement on or after Age 62. If the Grantee retires on or after he or she attains age 62, then the Company shall deliver the Common Shares on the date that is six (6) months following his or her date of retirement;

b.	Early Retirement. If the Grantee retires on or after his or her attainment of age 55 (but prior to his or her attainment of age 62), then the Company shall deliver the Common Shares on the date that is the later of his or her attainment of age 62 or six (6) months following the date of his or her retirement;

c.	Other Termination of Employment. If the Grantee has a Termination of Employment, whether voluntary or involuntary, prior to his or her attainment of age 62, then the Company shall deliver the Common Shares on the date that is later of his or her attainment of age 62 or six (6) months following the date of his or her Termination of Employment; or

The Grantee shall be considered to be “retired” only if the Grantee’s retirement is a “separation from service” within the meaning of Code Section 409A

8. Stockholder Rights After RSUs Vest But Before Payment. During the period commencing on the date that the RSUs vest under Sections 4, 5 or 6 above but before the date the Common Shares are issued pursuant under Section 7 above, the Grantee will not be entitled to vote the Common Shares but will be entitled to receive a credit for payment of any extraordinary dividends declared and paid by the Company on Common Stock in general. The Compensation Committee shall have the sole authority to determine whether a dividend is extraordinary and its decision shall be final and conclusive with respect to the credit and payment of extraordinary dividends under this Agreement. Payment of the credit for extraordinary dividends will be made when the Common Shares are issued to the Grantee under Section 7 above in the same medium of payment as such extraordinary dividend was paid.

9. Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Company, the Grantee may designate an individual or individuals as his or her beneficiary or beneficiaries under the Plan. In the event that the Grantee fails to properly designate a beneficiary, his or her interests under the Plan will pass to the person or persons in the first of the following classes in which there are any survivors: (i) spouse at the time of death; (ii) issue, per stirpes; (iii) parents; and (iv) the executor or administrator of estate. Except as the Company may determine in its sole and exclusive discretion, a properly completed Designation of Beneficiary Form shall be deemed to revoke all prior designations upon its receipt and approval by the Company’s designated representative.

10. Non-Transferability and Legends. When issued, if the Common Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), they may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Common Shares have become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Common Shares will bear a legend stating the substance of such restrictions, as well as any other restrictions the Compensation Committee deems necessary or appropriate.

11. Termination of Agreement. This Agreement will terminate on the earliest of: (a) January 1, 2017; (b) the date of the Grantee’s termination of employment with the Company and its Subsidiaries and Affiliates for reasons other than death, Disability or Retirement as set forth in paragraph b of Section 5 above prior to January 1, 2017; or (c) the date that Common Shares are issued to the Grantee. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.

12. Miscellaneous Provisions.

a.	Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Common Stock. Subject to Section 3.4 of the Plan, the provisions of this Agreement will be applicable to the RSUs, Common Shares, or other securities which may be acquired by the Grantee as a result of any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Company Shares or other securities of the Company or other similar corporate transaction or event that affects the Common Shares. The Committee may appropriately adjust the number and kind of shares under the RSUs or Common Shares set forth in this Agreement to reflect such a change.

b.	Successors, Legal Representatives and Transferability. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives. Subject to the Plan, the RSUs granted under this Agreement are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) shall be null and void.

c.	Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the grant of RSUs under this Agreement, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

d.	Notice. Any notice relating to this grant must be in writing.

e.	Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

f.	Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

g.	Amendment, Waiver and Revocation of Terms. The Compensation Committee may waive any term or condition in this Agreement that could have been excluded on the Effective Date. No such waiver will be deemed to be a waiver of similar terms under other agreements. The Compensation Committee may amend this Agreement to include or exclude any provision which could have been included in, or excluded from, this Agreement on the Effective Date, but only with the Grantee’s written consent. Similarly, the Compensation Committee may revoke this Agreement at any time except that, after execution of the Agreement and its delivery to the Company, revocation may only be accomplished with the Grantee’s written consent.

h.	Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to the Chairman of the Compensation Committee at:

Olympic Steel, Inc.

5096 Richmond Road

Bedford Heights, Ohio 44146

i.	Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws.

j.	Incapacity. If the Compensation Committee determines that the Grantee is incompetent by reason of physical or mental disability or a person incapable of handling his or her property, the Compensation Committee may deal directly with or direct any payment or distribution to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The Compensation Committee may require proof of incompetence, incapacity or guardianship, as it may deem appropriate before making any payment or distribution. In the event of a payment or distribution, the Compensation Committee will have no obligation thereafter to monitor or follow the application of the Shares distributed or amounts so paid. Payments or distributions made pursuant to this paragraph shall completely discharge the Company with respect to such payments or distributions.

k.	Section 409A. It is the intention of the Company and the Grantee that the Plan and this Agreement shall be deemed to be at all relevant times in compliance with (or exempt from) Section 409A of the Code (“Section 409A”) and all other applicable laws in order to have the Federal income tax effect sought for the Plan and this Agreement, and the Plan and this Agreement shall be so interpreted and are intended to be so administered. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company or its Subsidiaries and Affiliates to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Grantee (or his or her beneficiary) resulting from the terms or operation of this Agreement.

l.	Termination and Six Month Delay. All references to “termination of position” or “terminates service”, or any forms and derivations thereof, shall refer to events which constitute a “separation from service” of the Grantee from the Company and its Subsidiaries and Affiliates as defined in Treasury Regulation §1.409A-1(h) and shall have the meaning ascribed to such terms in Section 16.9 of the Plan. If, on the date of Grantee’s termination of employment, he or she is a “specified employee” for purposes of Section 409A, Section 16.11 of the Plan is hereby incorporated by reference so that the necessary six month delay is applied to payments made under this Agreement upon the Grantee’s termination of employment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has hereunto set his or her hand.

GRANTEE:	OLYMPIC STEEL, INC.

By:

Print Name:	Its:

Date:	Date: